Exhibit 10.11

MASTER TIMBER MANAGEMENT AGREEMENT

This Master Timber Management Agreement (the “Master Agreement”) is made and entered into by and between Hancock Natural Resource Group, Inc. (“HNRGI” or the “Client”) and H.A. Simons Ltd (the “Manager”), as of this 5th day of December, 1997, to be effective as of January 1, 1998.

WHEREAS, Client manages timberlands and provides timberland portfolio investment services to its parent, John Hancock Mutual Life Insurance Company (“JHMLICO”), both for JHMLICO’s own account and for separate accounts maintained by JHMLICO for the benefit of certain ultimate clients, and to various partnerships, limited liability companies, corporations and other entities (collectively, the “ultimate clients”); and

WHEREAS, Manager is an independent contractor engaged in the business of operating and maintaining commercial timberlands through its employees, agents and sub-contractors.

NOW THEREFORE, Client agrees to hire Manager to perform, and Manager agrees to perform for Client non-exclusive timberland property management, disposition and acquisition services, all as more fully described below, on the terms and subject to the conditions set forth below.

Section 1.              Property Management Services:

1.01        Properties Covered:  Client hereby hires Manager to provide property management services, and Manager hereby agrees to provide such services with respect to the properties scheduled on Exhibit 1A attached hereto, as such Exhibit may be amended from time to time in accordance with the other provisions of this Master Agreement or as otherwise mutually agreed from time to time by the parties.  Exhibit 1A shall identify the properties covered by this Master Agreement, the fees or fee schedule applicable to property management services for such properties, any special conditions or services agreed to by the parties for any property, and the expiration date of the term of this Master Agreement with respect to each property.  In addition, if Manager actually provides acquisition services requested by Client pursuant to Section 3 hereof for any property acquired by Client (or by an ultimate client portfolio managed by Client) during the term of this Master Agreement, the parties shall negotiate in good faith regarding the terms on which such new acquisition would be added to Exhibit 1A.  The parties shall endeavor to commence any such negotiations at least 30 days prior to the expected acquisition closing date.  Under no circumstances, however, shall either party be obligated to continue any such negotiations past the actual closing date of such acquisition.  Client may, but shall have no obligation to, employ Manager for property management services except with respect to properties listed on Exhibit 1A, as it may be amended from time to time.

1.02        Manager’s Primary Duties and Responsibilities:  With respect to any given property, the parties may agree to exclude or forego any particular service described in this Section 1, as circumstances may warrant.  Unless otherwise agreed, however, the scope of property management services shall be as set forth in Sections 1.02, 1.03 and 1.04 below.  Any such exclusions shall be identified or referenced on Exhibit 1A.

(a)           As soon as possible following the execution of this Master Agreement, and on or before November 1st (or other dates as may be required by certain ultimate clients) of each subsequent year, Manager shall prepare and submit to Client for Client’s approval, an annual budget, in a format compatible with the Client Budget System (see 1.06), for each individual property subject to this Master Agreement for the forthcoming fiscal year (the “Annual Budgets”).  Said Annual Budgets shall be based upon Manager’s recommendations together with information supplied by Client as to acceptable levels of income and expenditures.  The Annual Budgets shall reflect on an annual basis all work to be performed, all income to be received, and all expenses to be incurred with respect to each property during the forthcoming fiscal year.  Upon approval by Client, Manager may expend the approved budgeted amounts during suchfiscal year without further approval by Client.  However, Client shall have the right to modify the Annual Budgets (other than the management fees set forth herein, except as further provided in Section 1.07 of this Master Agreement), and to the extent Manager has not yet incurred expenses or obligations, Manager will comply with such modifications.  In addition, to facilitate ongoing management of each property, Manager may exceed any approved, budgeted line item amount, as provided in Exhibit 1B, by [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission], whichever is greater.  Also, in the event of emergencies or natural disasters that threaten the value or well-being of the property, Manager shall have the obligation to protect the property and the right to expend up to [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] in extra-budgetary funds for such purpose without prior approval of Client, subject to all other provisions of this Agreement. Manager shall notify Client immediately of any such expenditure and the reason therefor.  In the event of any such emergency or natural disaster which necessitates an expenditure of funds in excess of the monetary limitations set forth above, Manager shall obtain the approval of Client before expending any such excess funds above the monetary limits set above, and Manager shall seek such approval in a timely manner.

“Fiscal Month” means the period commencing on the sixteenth day of any calendar month and ending on the fifteenth day of the immediately following calendar month, and “Fiscal Year” means the period commencing on the sixteenth day of December in any calendar year and ending on the fifteenth day of December in the immediately following calendar year; provided that the initial fiscal month hereof shall begin January 1, 1998 and end January 15, 1998 and the initial fiscal year hereof shall begin January 1, 1998 and end December 15, 1998.

(b)           Within twenty (20) days after the end of each fiscal quarter, Manager shall prepare and submit to Client statements setting forth actual expenditures incurred and revenues generated during said quarter for each individual property.  Said statements shall be in a form approved by Client.  Along with said statements, Manager shall submit to Client, at Client’s request, revised Annual Budgets (the “Forward Look Budgets”) based on actual levels of income and expenditures for said quarter and revised forecasts of income and expenditures for the balance of the fiscal year.  Upon approval by Client, the Forward Look Budgets shall be used in place of the original Annual Budgets for the remainder of the then current fiscal year.

(c)           Manager shall submit to Client by the 10th day after each fiscal month a statement setting forth expenditures incurred and revenues generated during the preceding month.  Said statement shall be delivered in both an electronic and a paper form approved by Client.  Manager will also provide Client with a monthly aging report of accounts receivable.  Manager will cause to be delivered to Client all bank statements as soon as said statements have been received and reconciled.  In addition to the quarterly statements required pursuant to paragraph (b) above, Manager shall also submit variance reports and forecasts in a form and on a schedule as may from time to time be requested by Client.

(d)           Manager shall perform annual timber inventory updates (cruises) as outlined in Exhibit 1C, and shall maintain a computerized forest inventory system and a forest mapping system (including GIS).  From time to time upon Client’s request, Manager shall provide Client with a current statement of timber inventory as of the last update performed in accordance with Exhibit 1C.  In addition, by June 1st and December lst of each year, Manager shall submit to Client an updated estimate of inventory of the property in a form acceptable to Client showing the acreage of the land, the volume of merchantable timber and the premerchantable plantation acreage by species and age class.  Manager shall also conduct other cruising as special circumstances may dictate, e.g., wind storm and ice storm damage, trespass, granting of rights of way, etc.

(e)           Manager shall maintain regular surveillance of all the property, including the contracting for aerial surveillance as conditions require, to detect weather damage, fire damage, insect and disease infestation, timber trespass or any other detrimental occurrences and such surveillance shall comply with a security plan developed by Manager and mutually agreeable to Client and Manager.

(f)            Manager shall assist, consult, and cooperate with Client, or Client’s agents, employees or attorneys, in matters affecting Client’s ownership interests in and obligations arising from each properly that is subject to this Master Agreement, including the land and timber, whether growing or harvested, which matters shall include unauthorized cuttings, trespass, entries, encroachments, claims of adverse possession, right-of-way disputes, or any disputes respecting taxes, charges, or assessments to the property.

(g)           Manager shall manage and conduct the sale of all timber and logs from the property.  All such sales shall be made pursuant to timber sale contracts or log sale contracts between Client and the timber or log buyer on contract forms approved by Client for such purpose.  Manager shall have the authority to sign on Client’s behalf and without Client’s prior approval such contracts subject to the limitations set forth on Exhibit 1B.  Except as provided in Exhibit 1B, Manager shall not enter into any timber sale contracts, log sale contracts or other forest products contracts without the prior written approval of Client.  Client agrees that all requests from Manager for such approval shall be responded to without unreasonable delays. Manager’s services in connection with timber or log sales shall include, but not be limited to, advertising, processing and handling bids, control of contract compliance of timber harvested, inspection of cutting and logging operations, collection of scale tickets, and accounting for all timber and logs sold, and timber sale layout which includes, but is not limited to: marking cutting lines, engineering and marking roads, and obtaining necessary permits.  (Surveying is not included in the above definition of timber sale layout.)  Manager shall also conduct a credit check on each timber or log purchaser and report the results of such credit check to Client before entering into any timber or log sales contract.  Manager shall collect and maintain (electronically, wherever feasible) log scaling data from log grading and scaling bureaus.

(h)           Manager shall, in a fashion usual and customary to timberland management practices for the area in question, manage and conduct the sale of all minerals, oil, rock minor forest products and gravel from the property which are owned by each ultimate client portfolio managed by Client.  Mineral, oil, rock, minor forest products or gravel sales contracts shall be directly between Client and the buyer and shall be subject to the limitations and signature requirements set forth on Exhibit 1B.  Manager’s services in connection with the mineral, oil or gravel sales shall include, as appropriate, but not be limited to the following services: valuing, advertising, processing and handling bids, control of contract compliance, inspection of mining and gravel removal, collection of scale tickets, and accounting for all minerals, oil or gravel sold.

(i)            Manager shall, in a fashion usual and customary to timberland management practices for the area in question, be responsible for monitoring the activities of third parties who have a fee, leasehold, mineral, or other interest in the property.  Client shall extend to Manager whatever reasonable aid that Manager shall reasonably request of Client to enable it to carry out such monitoring duties.  Manager shall be responsible for processing all documentation which is required or desirable with respect to the rights of said third parties, including pipeline easements and rights of way necessary for oil, gas or mineral exploration, in all cases subject to the limitations and signature requirements set forth on Exhibit 1B.  Notwithstanding anything herein to the contrary, all permanent easements, conservation easements, rights-of-way, mineral or other conveyances of portions of the property must be signed by Client (or the appropriate title holder), and Manager shall have no authority to sign said documents on behalf of Client.

(j)            Manager shall be responsible for the administration of any hunting, grazing, camping and other leases or licenses generating income for Client or which affect the property, subject to the limitations and signature requirements set forth on Exhibit 1B.

(k)           By February 1st of each year, Manager shall submit to Client a reconciliation of the current year end appraisal volumes to the prior year end appraisal volumes in a format approved by Client.

(l)            Manager shall assist Client with obtaining semi-annual or annual appraisals of each property by providing to Client relevant data for the property in a form acceptable to Client, which data shall include the merchantable timber by species groups and product classes, the premerchantable acreage by age class, and the number and type of acres comprising the property.

(m)          Manager shall be responsible for performing all usual and customary timberland management functions, including but not limited to preparing all easements.  In addition, Manager shall establish and maintain a land record system in a form and pursuant to a time schedule mutually agreeable to Client and Manager.

(n)           Manager shall be responsible for the management of the property tax records for each individual property.  Manager shall be responsible for ensuring that all taxes (excluding any taxes based on income, but including ad valorem real property taxes, timber harvest taxes, and personal property taxes) on the property are paid in a timely manner.  Manager shall also ensure that all lease payments required to be made with respect to each property are made in a timely manner to the appropriate parties.

(o)           Manager shall provide annual updates of the long term investment analysis which is a portion of the each property management plan (“Property Management Plans”) on or before January 31 of each year during the term of this Master Agreement.  Each update to the long term investment analysis will incorporate as of January 1 new economic assumptions and price forecasts using the current Annual Budget (or the Forward Look Budget, if applicable) and will roll the existing long term harvest schedules forward one year.  Updates to the Property Management Plans will be accomplished as necessary upon mutual agreement of the parties hereto.

(p)           Manager shall be responsible for managing and implementing stewardship projects as budgeted, or as otherwise mutually agreed.

(q)           Manager shall perform an annual “Analysis of Harvest Results vs. Inventory Estimate of Volume” which shall be submitted in writing to Client by March 31 of each year.

1.03        Additional Duties and Responsibilities of Manager:  Manager shall subcontract for, oversee and monitor the providing of contractual services as set forth in sub-paragraphs (a) through (s) hereinbelow.  Manager’s responsibilities shall include soliciting, receiving and awarding suitable bids, entering into satisfactory contracts, only in a form acceptable to Client, in conformity with budgetary allocations and limits and signature requirements set forth on Exhibit 1B and in compliance with Client’s standards for subcontracting as set forth in this Agreement (or with Client’s prior written approval if outside the agreed upon budget or pre-approved form), and Manager will continuously monitor and oversee said services for contractor compliance.  Client shall be directly responsible for payments for all subcontracted services specified below to the extent budgeted or otherwise authorized by Client in this Master Agreement or in another writing.  Although Manager’s responsibility in connection herewith shall be as overseer in nature, Manager may determine from time to time that it is more feasible or economical for Manager’s employees to perform said services.  In that event, and with Client’s prior written approval, Manager shall perform said services and Client shall pay Manager for such services at the agreed upon rates specified in such written approval.

(a)           Site preparation and planting.

(b)           Road, bridge, gate and culvert construction and maintenance.

(c)           Plowing and maintenance of firebreaks.

(d)           Property boundary line maintenance (marking) and surveys.

(e)           Vegetation management, chemical or mechanical.

(f)            Prescribed burning.

(g)           Hardwood control, chemical or mechanical.

(h)           Insect and disease control.

(i)            Aerial surveillance.

(j)            Slash burning and fire suppression.

(k)           Contract logging and trucking.

(l)            Fertilization.

(m)          Stocking control.

(n)           Animal control.

(o)           Appraisals of mineral and gravel sales.

(p)           Monitoring of oil and gas activities.

(q)           Surveying for threatened and endangered species.

(r)           archeological or other specialized surveys outside the scope of services customarily provided by professional timberland managers in the area in question.

(s)           All other subcontractual work incurred at Client’s request with prior written approval of Client.

1.04        Property Management Plans:  If any new property is acquired by Client and added to this Master Agreement, Client may in its sole discretion request that Manager prepare a postacquisition, long-term property management plan for such new properly.  The costs of any such long-term plan shall be paid for by Client on a time and material basis at the rates set forth in Exhibit 1A.  When a property management plan has been put into effect for a particular property, the related long term investment analysis shall be updated as set forth in paragraph (o) of Section 1.02.

1.05        Income and Expenses; Bank Accounts:  The payment of all expenditures referred to in Section 1.03, to the extent budgeted or otherwise permitted by the terms of Exhibit 1A, and any other expenditures expressly approved in writing by Client, shall be the responsibility of Client.  Manager, however, shall review and approve and certify for accuracy, as appropriate, all bills, invoices or claims for payment relating to such expenditures, and shall cause such items to be paid from Client’s designated account with United States Bank of Oregon, 1340 S.W. Second Avenue, Portland, Oregon 97201 or The Bank of Nova Scotia, 602 W. Hastings, Vancouver, British Columbia V6B 1 P3 (“Client’s Account”).  Manager’s authority to make such payments from Client’s Account shall be subject to the limitations and requirements set forth in Exhibit 1B to this Master Agreement.

Manager shall provide its own hardware compatible with Client’s Wide Area Network (“WAN).  Each party shall pay the costs of all hardware purchased and installed at its locations for use in the (WAN).  However, the parties shall split 50-50 any charges, such as line charges and other similar charges, in connection with the use of such shared hardware between Client’s and Manager’s primary offices.

Manager shall arrange for all income, proceeds and fees generated by each property (including but not limited to timber sales proceeds and fees from leases and licenses), together with appropriate documentation thereof, to be remitted to Client’s Account or as otherwise directed by Client with duplicate sales documentation to Manager.  Manager shall review said documentation and certify the accuracy thereof on the monthly statement to Client required by paragraph (c) of Section 1.02.

Nothing in this Master Agreement shall be deemed to authorize Manager to open any bank account in Client’s name or to deposit or cause to be deposited any of Client’s funds in any bank account not expressly authorized by Client for the purposes contemplated by this Master Agreement.  Signature authority with respect to bank accounts established by Client may be granted to Manager by Client, in Client’s sole discretion.

1.06        Property Records:  Manager shall maintain and provide to Client full and accurate records covering the operation and management of each property, which records shall be in such scope and detail as to be satisfactory to Client and to satisfy ordinary and necessary tax and accounting reporting requirements.  Client and Client’s accountants at all reasonable times shall have access upon demand to such records as well as to all other books and records of Manager relating to the management and operation of each property.  Without limiting the foregoing, Manager shall keep, in an organized manner, copies of records and documents relating to purchase, sale, lease, easement and other transactions affecting or involving each property subject to this Master Agreement, which are not maintained in duplicate or original form by Client.  Such property records and documents shall be maintained in a convenient electronic form, in a standard ASCII text format suitable for use with a forest management information system, with Client’s Timber Investment Model System, a.k.a. “TIM,” and with its Client Budget System, a.k.a. “CBS.”  Such property records and documents shall include but not be limited to stand data (by ultimate client portfolio), GIS and GPS data, projection models (by stand), and long-term plans; shall be held for ten (10) years and shall be made available to Client, its agents, representatives and consultants, and for legal process, at Client’s reasonable request.  Upon termination of this Master Agreement with respect to any property, all records pertaining to such property kept by Manager shall become the property of Client and shall be turned over to Client forthwith.  Client will also have access to any of Client’s computer data, and all other information of Client which Manager has within its control, and shall, upon request, provide such data to Client in a printed format and/or an ASCII format or other appropriate and customary electronic format.  Any custom investment models or other custom computer software provided to Manager by Client or otherwise developed, purchased or paid for by Client for the purpose of acquiring, managing, or disposing of any property that is subject to this Master Agreement (including without limitation TIM and CBS) shall be deemed the property of Client and, at Client’s request, exact copies thereof or the originals of any such items in the possession of Manager shall be promptly made available to Client at Manager’s expense in the event of termination of this Master Agreement.

1.07        Property Management Service Fees:  Property management service fees shall be set forth in writing and included in Exhibit 1A as described above.  [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]  The Annual

 Budget for each property, as described in Section 1.02, shall be based (in pertinent part) on the management service fees as so negotiated.  Client shall pay to Manager the applicable property management service fee for each property (as set forth in Exhibit IA) on a calendar month basis by the tenth business day of the month following the month in which the charges were incurred, or within five (5) days of Client’s receipt of Manager’s invoice for the previous month, whichever is later.  In the event of termination of this Master Agreement with respect to any property, or the sale of any tract, Client shall pay only that daily pro rata portion of the dollar-per-acre fee which has accrued to the date of termination or sale.  In the event that significant changes in the total management activities alter monthly budgeted cash flows for any property by 50% or more for a period exceeding 90 consecutive days, property management fees for that property will be re-examined and revised by both parties as appropriate.  Such reused fees shall only apply prospectively.

Section 2.              Disposition Services:

2.01        Properties to be Sold; Terms of Sale:  Client may from time to time provide Manager, at Client’s sole discretion, with a list of properties to be sold by Manager and guidelines as to sales prices and other matters as may be directed by Client.  Such list, together with said guidelines, shall hereinafter be referred to as the “List”.  Said List may be amended, from time to time, at Client’s sole discretion.  Unless otherwise approved by Client in writing, all sales contracts submitted by Manager for Client’s approval shall be made on Client’s approved Standard Real Estate Sales Contract form for that area (“Real Estate Sales Contract”).  A copy of one such form is attached hereto and made a part hereof as Exhibit 2A  All offers and proposed purchase prices and terms shall in no way bind or obligate Client until and unless expressly approved by Client’s appropriate business people and Committees at Client’s or JHMLICO’s Home Office in Boston and expressly accepted in writing by Client.

Manager acknowledges and agrees that Client has the sole, exclusive and unilateral right to engage and contract with brokers or agents to sell any property and that Client has the absolute and exclusive right to pledge, encumber, sell, transfer, or dispose of all or any portion of any property without the consent of Manager, and Manager shall not allow or cause any lien, charge, or claim to attach to any property or to any timber or other rights located on any property.  Manager represents and warrants that it will comply with all laws and regulations associated with the sale of any property for which it provides services pursuant to this Section 2, and that Manager will endeavor to provide information that is both adequate and accurate for its intended purpose, including (where Manager is to provide such services) adequate and accurate descriptions to be used by Client in drawing deeds and easements.

Manager expressly acknowledges and agrees that Manager shall have no authority to (i) commit Client to any sale of any property; or (ii) make unsubstantiated statements or representations about said properties.

2.02        Disposition Services:  To the extent requested by Client, Manager shall assist, cooperate and consult with Client, its appointed brokers and agents, and shall provide the following disposition services from time to time with respect to each proposed disposition property for which it then serves as property manager:

(a)           Assist Client in identifying properties to be put in the List based on criteria established by Client.

(b)           Arrange for and supervise disposition cruises, prepare internal property valuations and assist Client in preparing Client’s “vote” packages.

(c)           Solicit and procure purchasers for the properties contained in the List, market same and develop purchaser interest and summary of prospective purchasers thereof, which summary shall be updated as Client may reasonably request.

(d)           Assist Client in screening prospective purchasers.

(e)           Contract for any reasonable advertising program for the sale of the List properties solely in Manager’s own name and at Manager’s sole discretion.

(f)            Distribute sales information approved by Client to prospective purchasers.

(g)           Receive and answer inquiries from prospective purchasers.

(h)           Show identified properties to such prospective purchasers.

(i)            Negotiate with prospective purchasers on Client’s behalf certain terms and conditions in accordance with Client’s instructions.

(j)            Assist in closing sale transactions, including assisting in the verification of legal descriptions of sale properties.

(k)           Assist in preparing conveyance deeds and identifying unrecorded documents which affect sale properties and in the assigning of easements and other rights.

(l)            Send to Client a closing statement showing prorations or adjustments promptly after each closing.

(m)          Perform such other services as Client may reasonably request in writing.

The foregoing notwithstanding, Client shall not be obligated to employ, to offer to employ or to negotiate terms of employment with Manager for any disposition services.  However, if at the time a particular disposition is proposed Manager is the current provider of property management services for that property, Manager shall be given “first consideration” for providing disposition services with respect to such disposition upon the terms and conditions set forth in this Master Agreement.  Whether or not Client employs Manager to perform disposition services for any property owned by Client and managed by Manager, because Manager is the provider of Property Management Services for such property, and may have access to confidential information regarding such property and will have continuing responsibilities for management of such property unless and until it is sold, Manager shall not acquire, attempt to acquire, advise or assist any other person in its attempt to acquire said property (or any portion thereof).

2.03        Compensation for Disposition Services:

(a)           For disposition services actually performed, Manager shall be paid [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

(b)           In some instances, Client may desire to exchange a property or portions of a property for other timberland, rather than disposing of same for cash.  In such event, Manager shall provide the same services on the same terms and conditions to Client as are described in this Master Agreement regarding dispositions for cash.  In such event, if Manager is employed by Client to provide both disposition and acquisition services, Manager shall document separately the services it performs for disposition of the property and the services it performs for the acquisition of the timberland received in the exchange.  Manager’s compensation with respect to the property disposed of shall be as described above, and its compensation with respect to the timberland acquired in the exchange shall be calculated separately in accordance with Section 3.03 of this Master Agreement.

Section 3.              Acquisition Services:

3.01        Acquisitions:  Regardless of a property’s location, Manager may but shall not be obligated to bring any acquisition opportunity to Client’s attention.  Client may but shall not be obligated to employ, or to offer to employ, Manager to provide acquisition services for any acquisition, even if brought to Client’s attention by Manager.  Client shall not be obligated to pay Manager with respect to any acquisition unless Manager actually performs acquisition services requested by Client with respect to such property.  Manager may but shall not be obligated to accept any offer from Client to perform acquisition services for any acquisition, and (subject to Section 4.02 below) Manager may attempt to acquire or assist any other person in its attempt to acquire any acquisition property; provided however, if Manager performs acquisition services for Client with respect to a particular acquisition, (except in the case of a joint acquisition approved by Client) Manager shall not attempt to acquire that property for its own account or for the account of any other person, nor shall it assist any other person in any attempt to acquire that property or compete with or hinder Client in its attempt to acquire that property.

3.02        Scope of Acquisition Services:  The potential scope of acquisition services shall be as follows:

(a)           Identify, investigate, and inspect (if appropriate) relevant properties offered for sale by other parties, and develop financial investment models and conduct valuations as necessary for Client’s evaluation of the property(ies).

(b)           Assist Client in preparing Client’s bid proposal, vote packages, supervise third party timber inventory verification, value the acquisition property by parcels at the request of Client and cooperate with third party review of the parcelization process.

(c)           Review legal and historical access to the property for the purpose of managing the property.

(d)           Assist Client and Client’s counsel in the negotiations for acquisition of the property in accordance with verbal directions given by Client.

(e)           Assist Client and Client’s legal counsel with the preparation and review of various acquisition documents, including but not limited to acreage verification, review of title commitments and title exception documents.

(f)            Assist Client and Client’s legal counsel in the verification of all closing documents and the closing statement for the acquisition of the property.

(g)           Conduct a preliminary field inspection of the property and cooperate with and assist the environmental consultant retained by Client in conducting the consultant’s environmental review of the property.

With respect to any given acquisition, however, Client shall be free to perform any or all acquisition services itself, and may request Manager to perform fewer services.  Any request by Client for Manager’s acquisition services shall be in a writing which shall reasonably describe the services requested and such other matters as the parties deem relevant.  Manager represents and warrants that it will comply with all laws and regulations associated with the acquisition of all properties for which it provides services pursuant to this Section 3.

All acquisition contracts shall be in a form approved by Client and prepared by counsel for Client.  No offer or proposed term or condition shall bind or obligate Client until and unless approved and accepted in writing by Client’s appropriate business people and Committees at Client’s or JHMLICO’s home office in Boston and expressly accepted in writing by Client.  Manager shall have no authority to commit Client to any purchase of any property.

3.03        Compensation for Acquisition Services:  Client shall not be obligated to pay, and Manager shall have no right to receive, any finder’s or other fee for bringing acquisition opportunities to Client’s attention.  However, if Manager actually performs acquisition services requested by Client with respect to a property, Client shall pay Manager monthly in arrears, subject to the prior receipt of an invoice describing in reasonable detail the services actually performed during the month and the charges for such services, on a time and materials basis at the rates set forth in Exhibit 1A.

Section 4.              Conflicts of Interest. Confidentiality and Non-Compete:

4.01        Confidentiality:  The parties acknowledge that Client serves as an investment fiduciary for certain pension plans, foundations, endowments and other entities, and that Manager will have access to, and from time to time will obtain, confidential information.  The parties agree that Manager’s receipt, use and disclosure of confidential information shall be restricted as set forth in Exhibit 4A to this Master Agreement.

4.02        Non-Compete:  So long as this Master Agreement shall remain in effect, Manager agrees that it will not compete with Client by (a) performing or offering timberland portfolio investment services for pension plans, foundations or endowments; (b) soliciting or attempting to raise timberland investment capital from pension plans, foundations or endowments; or (c) managing timberland properties for timberland investment portfolio managers who compete with Client in the market for the funds of pension plans, foundations or endowments.  In addition, recognizing Client’s need to protect its legitimate business interests, and as a further inducement to Client to continue to enter into this Master Agreement, Manager hereby covenants and agrees with Client that during the term of this Master Agreement, Manager will not, directly or indirectly, for itself or any other person, business or entity: (x) have any ownership interest in any Competing Business (other than passive ownership of publicly traded securities constituting less than a 1% interest); or (y) attempt to employ or recruit, or assist any other person or entity in employing or recruiting, in any Competing Business, any employee who is employed by Client.  For purposes of the preceding sentence, “Competing Business” means any business that acquires, owns and/or manages timberlands within the continental United States or Canada primarily for the benefit of pension fund or retirement accounts, endowments or foundations.

Manager acknowledges that any violation or threatened violation of the restrictions contained herein would cause irreparable harm to Client and that damages at law would be inadequate.  Manager therefore agrees that in the event of any breach or threatened breach of the provisions of this Section 4.02 by Manager, Client shall be entitled to preliminary and permanent injunctive relief, without bond, in addition to any other remedy which it may have at law or in equity.

Section 5.                                          Insurance. Indemnity, Status, Standard of Performance and Legal Compliance:

5.01        Insurance and Bonding:  (a) During the term of this Master Agreement, and any extensions thereof, Manager shall maintain in full force and effect at least the following minimum levels of insurance with financially stable insurance carriers satisfactory to Client:

(i)            Manager shall maintain a policy of commercial general liability insurance insuring Manager and Client (and the owner of each property that is subject to this Master Agreement) against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with Manager’s operations under this Master Agreement, in the minimum amount of $500,000 for each occurrence, $500,000 general aggregate, plus umbrella coverage of $7,000,000.  The premiums and other costs of such general liability insurance shall be paid for by Manager as a cost associated with the operations of Manager under this Master Agreement.  All other insurance required under this Section 6 shall also be the obligation of Manager and shall be paid for by Manager, and Client shall not reimburse Manager for such expenses.

(ii)           Manager shall maintain a policy of automobile liability insurance, including coverage for scheduled autos, hired autos and non-owned autos, insuring Manager and Client (and the owner of each property that is subject to this Master Agreement against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with Manager’s operations under this Master Agreement, in the minimum of $1,000,000 for bodily injury per accident and $500,000 for property damage.

(iii)         Manager shall maintain Workers’ Compensation Liability coverages as required by law and Employer’s Liability Insurance in the amount of $500,000.  Said policies shall contain a provision under which the insurer waives any right of subrogation as against Client, the owner of each property that is subject to this Master Agreement, and their respective agents or employees.

(b)           Manager shall also be responsible for requiring and verifying that all contractors or subcontractors hired to perform any work relating to the property acquire and maintain the following insurance requirements unless otherwise approved by Client, which approval will not be unreasonably withheld or delayed by Client, provided, that Manager may at its own volition waive such insurance requirements, in whole or in part, in emergency situations for the period of such emergency:

(i)            Contractors or subcontractors shall maintain a policy of commercial general liability insurance insuring contractor or subcontractor, as the case may be, and Client (and the owner of each property that is subject to this Master Agreement) against liability for bodily injury or property damage claimed to have resulted from or be in any way connected with contractor’s or subcontractor’s operations under this Master Agreement, in the minimum amount of $500,000 for each occurrence and $1,000,000 general aggregate.  The premiums and other costs of such general liability insurance shall be paid for by the contractor or subcontractor as a cost associated with their operations.  All other insurance required under this Section 5(b) shall also be the obligation of contractor or subcontractor and shall be paid for by contractor or subcontractor.

(ii)           Contractors or subcontractors shall maintain a policy of automobile liability insurance, including coverage for scheduled autos, hired autos and non-owned autos, insuring contractor or subcontractor and Client (and the owner of each property that is subject to this Master Agreement) against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with Manager’s operations under this Master Agreement, in the minimum of $500,000 for bodily injury per accident and $250,000 for property damage.

(iii)         Contractors or subcontractors shall maintain Workers’ Compensation Liability coverages as required by law and Employer’s Liability Insurance in the amount of $500,000.  Said policies shall contain a provision under which the insurer waives any right of subrogation as against Client, the owner of each property that is subject to this Master Agreement, and their respective employees.

(c)           All insurance coverages required hereunder shall not be subject to change or cancellation without at least ten (10) days’ prior written notice to Client.

(d)           Manager shall furnish evidence satisfactory to Client that Manager is maintaining such insurance coverage.

(e)           Manager and all employees of Manager who handle or who are responsible for the handling of Client’s monies shall, at all times during the term of this Master Agreement,

without expense to Client, be bonded by a fidelity bond acceptable both to Manager and Client, in an amount of not less than [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]  and by a company acceptable to Manager and Client.  A certificate verifying the existence of such a bond shall be furnished to Client by Manager.

(f)            The foregoing insurance and bonding coverage are minimum requirements and the maintenance thereof shall no way limit the liability of Manager under this Master Agreement.

5.02        Indemnity - Liability:  Manager agrees to defend, with counsel mutually acceptable to both Client and Manager, indemnify and hold Client, the owner of each property that is subject to this Master Agreement, and their respective agents, employees, officers, directors and affiliated companies free and harmless from and against all claims, suits, actions or proceedings, whether civil or criminal, and liabilities, losses, injuries, damages, judgments or expenses, including court costs and reasonable attorney’s fees, arising out of Manager’s operation and maintenance of the property and caused by Manager’s improper performance of its duties and obligations under this Master Agreement or by the negligent acts or omissions of Manager, or of subcontractors employed by Manager pursuant to activities associated with the duties and responsibilities described in Section 1, made or done in the performance of, or failure to perform, its obligations under this Master Agreement, and not caused by the Client’s (or such owner’s) negligent or willful acts or omissions, provided that Manager’s liability under this Master Agreement resulting from the negligent or intentional acts or omissions of any contractor or subcontractor utilized by Manager shall be limited to [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] in the aggregate for any one calendar year.  Client agrees to defend and hold Manager, its agents, employees, officers, directors and affiliated companies free and harmless from and against all claims, suits, actions or proceedings, and all liabilities, losses, injuries, damages, judgments or expenses caused by Client’s negligent or improper performance of Client’s obligations hereunder.

5.03        Independent Contractor:  Manager’s status hereunder is that of an independent contractor, and Manager shall not contract for or on behalf of Client without Client’s express written consent and Manager shall not represent to any third party that its relationship to Client is other than that of an independent contractor.  Except as otherwise provided in Exhibit 1B, Manager shall subcontract in its own name.  All work performed pursuant to this Master Agreement shall be by independent contractors or by employees of Manager.  With respect to the latter, Manager shall obtain and maintain Workers’ Compensation Insurance as required by law and under this Master Agreement.  With respect to the former, Manager shall be responsible for ascertaining that all subcontractors are in compliance with all applicable Workers’ Compensation requirements.  While Client shall have the right, as contemplated herein, to direct and require Manager to perform certain functions, the manner in which same are to be performed shall be determined by Manager.  All persons required to perform services in connection with the Property shall be employed by and be employees of Manager or of contractors or subcontractors with which it deals, and Client shall have no right to direct or to control these persons in any respect whatsoever.  Anything herein to the contrary notwithstanding, Manager’s use of contractors or subcontractors shall in no way exonerate Manager from full performance of its duties and obligations under this Master Agreement, except as may be limited by Section 5.02 hereof.

5.04        Standard of Performance:  Manager shall (a) discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of alike character and with like aims, using generally accepted and proper land management and forestry practices and procedures acceptable to Client, and (b) act in accordance with the standards in effect from time to time under federal, state and local laws, rules, regulations, and ordinances applicable to its forestry and management operations.  Acting through its qualified subsidiaries, agents and employees, Manager shall generally manage, oversee, and supervise each property listed from time to time on Exhibit 1B and all forestry operations thereon or incident thereto and shall furnish or subcontract for all labor, materials, equipment, supplies and services necessary to operate and maintain each property, and shall perform and carry out the duties and responsibilities as generally outlined in this Master Agreement.  Manager agrees to act in good faith and with due care in selecting reputable and qualified subcontractors to be employed by Manager.

Notwithstanding anything herein to the contrary, Manager shall expend no funds with respect to any property or enter into any contracts or other agreements affecting any property in contravention of the limitations and signature requirements set forth on Exhibit 1B.

5.05        Governmental Compliance:  Manager hereby represents and warrants to Client that Manager has obtained and will maintain all necessary permits and licenses required for Manager to fulfill its obligations under this Master Agreement.  Manager shall take, or timely recommend, such action as shall be necessary to comply with all federal, state, and other governmental laws, orders or requirements applicable to its management and forestry operations under this Master Agreement.  Whenever a report, application, notice or other document is required to be filed or reported with any governmental agency in connection with the Property or any forestry operations being conducted by Manager hereunder, Manager shall immediately notify Client of the same, and the Manager where necessary will prepare initial drafts of any such report, application, notice or other document for filing or reporting.  Manager shall ensure that any and all contractors or subcontractors performing services on or relating to the Property comply with all applicable federal, state, and other governmental laws, orders or requirements relating to said contractors or subcontractors or relating to each property.  Upon request, Manager shall provide Client with evidence satisfactory to Client of Manager’s compliance hereunder.

Section 6.              Term and Termination:

6.01        Term:  The term of this Master Agreement shall commence as of January 1, 1998, and shall continue to and including December 31, 1999.

6.02        Termination for Fraud or Failure to Perform:  Either party may terminate this Master Agreement, in whole or in part with respect to any property or properties, at any time, upon not less than 10 days’ prior written notice thereof to the other party based on: (i) fraud or criminal activity by such party, or (ii) any material breach by such party of its obligations under this Master Agreement.  Any notice given pursuant to this Section 6.02 shall describe the reason for termination in reasonable detail, shall stipulate the effective date of termination, and whether such notice of termination applies to the Master Agreement in its entirety or to specific properties which shall be identified in the notice.  The other party shall have 10 days following its receipt of any such notice in which to respond and, if possible, remedy any breach or other reason for termination, failing which this Master Agreement shall terminate to the extent specified in the notice.

6.03        Automatic Termination:  This Master Agreement shall automatically terminate, in its entirety and with respect to all properties, if: (i) there are no properties with respect to which Manager is then providing property management services as contemplated by Section 1 above; (ii) either party is adjudicated as insolvent or to be liquidated, files or consents to the filing against it of a petition for relief or reorganization in bankruptcy (or under any similar law), consents to the appointment of a receiver, trustee or similar officer with respect to it or with respect to a substantial part of its property, or fails to dismiss within 30 days any petition or order seeking to effect any of the foregoing; or (iii) either party shall sell substantially all of its assets, merge or consolidate with an unaffiliated third party in such a manner that the party to this Master Agreement shall not be the survivor of such merger or consolidation, or otherwise cease to exist.  This Master Agreement shall automatically terminate with respect to a given property (or any portion thereof if and when that property (or portion) is sold or disposed of; and no longer owned by or for the account of any ultimate client portfolio managed by Client.

6.04        Survival of Obligations:  Notwithstanding any other provision hereof, the following obligations, as set forth in this Master Agreement, shall survive any partial termination: (i) the provisions of Sections 1 and 2 (including the Exhibits thereto and all other provisions of this Master Agreement that are incorporated by reference in Section 1 or in Exhibit lA) shall survive with respect to a given property so long as that property remains subject to this Master Agreement; and (ii) the provisions of Section 4 shall continue in effect until this Master Agreement has terminated with respect to all properties.

6.05        Winding Up Following Termination:  Within thirty (30) days following termination of this Master Agreement in its entirety, Client shall pay to Manager all amounts (if any) then due but unpaid under this Master Agreement, including without limitation all fees prorated to the date of termination.  Within thirty (30) days following notification of termination of this Master Agreement with respect to any property, Manager shall turn over to Client all records, photos, maps, surveys, title data, custom computer software (as defined in Section 1.06 above), documents and other property or items relating to such property, including without limitation any Confidential Information (as defined in Exhibit 4A) relating to such property, along with all copies and abstracts of such Confidential Information.

Section 7.              Notices:  All notices required or permitted under this Master Agreement shall be in writing and shall be effective at the earlier of the time when actually received by the party receiving notice, regardless of the method of delivery, or one day after mailing if by reputable overnight courier or three days after mailing if by certified United States mail, to the parties at the following addresses (or to such other addresses as either party may designate from time to time in a writing delivered to the other):

AS TO THE CLIENT:	[Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

Attn:	[Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

AS TO THE MANAGER:	Simons Reid Collies, a division of H.A. Simons Ltd Suite 300 475 West Georgia Street Vancouver, B.C., Canada V6B4M9 Attn: Charles Goodbrand

In the event that the last day for giving any notice hereunder falls upon a Sunday or legal holiday, the last day shall be deemed to be the next day which is neither a Sunday nor a legal holiday.

Section 8.              Title to Property and Timber:  Manager shall not by reason of this Master Agreement acquire title to any portion of the properly or any timber located thereon.  In addition, Client reserves the right to designate the party or parties to whom any or all of the timber located on the property may be sold during the term of this Master Agreement or any extension thereof.  The rights of Manager hereunder shall be subject and subordinate to all liens which may now or hereafter be placed on the property.

Section 9.              Miscellaneous:

9.01        This Master Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

9.02        This Master Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

9.03        Neither party may assign this Master Agreement or any part thereof without the express written consent of the other party, except Client may assign this Master Agreement without such consent to another subsidiary or affiliate of Client.

9.04        This Master Agreement may not be changed orally but may only be modified by an agreement in writing executed by the parties hereto.

9.05        The headings in this Master Agreement are for purposes of reference only and shall not limit or define the meaning hereof.  Unless otherwise specified, all references to dollars or $ shall refer to Canadian dollars.

9.06        If any term of this Master Agreement shall be held to be invalid, illegal or unenforceable, the validity of the other terms of this Master Agreement shall in no way be affected thereby.

9.07        Client and its authorized representatives shall have the right to enter any portion of the property at any time, and to take any and all such actions with respect thereto as Client in its sole discretion deems necessary or appropriate to protect its interest in the property and the timber and other property rights located thereon.

9.08        This Master Agreement constitutes the entire agreement between the Client and Manager and supersedes (i) all previous agreements between Client and Manager relating to the property, and (ii) all prior drafts of and negotiations relating to this Master Agreement.  This Master Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute but one instrument.

Section 10.            Non-Discrimination:  During the term of this Master Agreement; Manager shall not unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40), or sex.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above, to be effective as of January 1, 1998.

HANCOCK NATURAL RESOURCE GROUP, INC.

By:	/s/ [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]
[Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]
Senior Vice President

Acknowledged and agreed to:

H. A. Simons Ltd.

By:	/s/ Charles Goodbrand
Charles Goodbrand
Vice President and General Manager

EXHIBIT 1A

1998 Property Management Fees

Property	1/1/98 Acreage	Rate $/Acre
Comox	27,864	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]
Cowichan	32,135
Total	59,999

A.            These rates are for calendar year 1998 and are expressed in Canadian dollars.

B.                                     The 1999 property specific rates shall be revised to reflect the planned 1999 activity levels per property, provided that the weighted average rate for the combined Comox and Cowichan properties shall equal [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission].

C.                                     For Acquisition, Disposition, and Property Management Plan services:

Employee hourly base rate* times         [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]                equals billable hourly rate.

*Employee hourly base rate is annual salary before bonus, expressed as an hourly rate.

Cost of materials times        [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]                  equals billable amount.

Mileage      [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission]

              (rate per mile)

EXHIBIT “1B”

DECISION MAKING and SIGNING AUTHORITY

CATEGORY	MANAGER’S AUTHORITY ($US)
1. Timber sales contracts stumpage and log sales including salvage and misc. forest products	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]

2. Logging and trucking contracts

3. Land Use permits i.e., road use, rock/gravel/leases, regulatory permits, licenses (inc. hunting), ferns, oil and gas, etc.

4. Budgeted Capital Expenses contracts and checks, i.e., site prep, planting, herbicide, PCT, logging roads, etc…

5. Budgeted Operating Expenses checks, except management fees

6. Budgeted Operating Expenses checks; management fees

7. All legal invoices

8. Disposition of properties — with HNRIC/COF approval closing costs; expenses; manager’s compensation; P&S contracts and closing documents	[Confidential Treatment for the omitted material contained in the entire column has been requested and has been filed separately with the Securities and Exchange Commission]

9. Disposition of properties — with HNRIC/COF approval Closing costs expenses; Manager’s compensation; P&S contracts & closing documents

All Hancock contracts to be signed by authorized preparer and a minimum of two authorized individuals up to respective limits of their signing authority

Manager - to provide and update list of its authorized individuals periodically

Authorized HNRGI Associates: Director Acquisitions; Manager of Acquisitions; Director of Forestry Operations & Stewardship; Regional Forestry Managers; Regional Foresters; CalPERS Forest Operations Manager; Ca1PERS CIO; Managing Director

Decision making authority:

•                                          Budget approval must be made by the HNRGI (i) Regional Forestry Manager and Director of Forestry Operations & Stewardship, or (ii) Calipers Operations Manager and CalPERS CIO;

•                                          Acquisitions and Dispositions require approval of Hancock Natural Resource Investment Committee and JHMLICO Committee of Finance; except that dispositions under [Confidential Treatment for the omitted material has been requested and has been filed separately with the Securities and Exchange Commission] must be approved by (i) a Regional Forestry Manager or Director of Forestry Operations & Stewardship, or (ii) CalPERS Operations Manager or Ca1PERS CIO;

•                                          All recorded instruments (including deeds) to be signed by authorized officers of JHMLICO, John Hancock Timber Resource Corp., or other legal owner, respectively.

EXHIBIT 1C

TIMBER INVENTORY SCHEDULE

Annual timber inventory updates will be done to collect the following information on the following schedule:

I.              EVEN-AGED MANAGED PROPERTIES

TIME OF ENTRY	INFORMATION TO BE COLLECTED
Approx. 5 years after planting	Species, trees per acre, average stand diameter and height
When 12 — 25 years old	Species, trees per acre, average stand diameter and height

When over 25 years old:
(1) approx. 10% of acres over 25 years old to be inventoried annually; and
(2) following major events (e.g., final harvest, commercial thinning, material storm, bug or fire damage)

Species, trees per acre, diameter at breast height (“DBH”), tree height, age

II.            UNEVEN-AGE MANAGED PROPERTIES

TIME OF ENTRY	INFORMATION TO BE COLLECTED
Within one year following major events	Species, trees per acre, DBH, stand height by DBH class
Approx. every 10 years for stands with no major activities planned (e.g., plantations)	Species, trees per acre, DBH, stand height by DBH class

III.           ACCURACY

Inventory will be maintained so that the total volume will be within 10% +/- of the true volume at the 95% confidence interval.

EXHIBIT “2A”

REAL ESTATE SALES CONTRACT

Date:	R.E. No:
Contract No.:

                                                                     of                                                               , City of                                  , County of

                                    , Province of hereinafter referred to as “BUYER” hereby agrees to purchase from JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, hereinafter referred to as “SELLER”, AND SELLER hereby agrees to sell and convey to BUYER that certain real estate described in Exhibit A attached hereto and made a part hereof, hereinafter referred to as the “Property”, upon the following terms and conditions:

1.             Purchase Price.  BUYER hereby agrees to pay for said Property the amount of                                       dollars ($                   ) (“Purchase Price”), with                                          dollars ($                ) (“Deposit”) to be paid by BUYER to SELLER at the time of the execution of this Contract, and the balance to be paid by BUYER to SELLER at “Closing” described in Paragraph 4 below; said Purchase Price to be paid to SELLER in cash, by official bank cashier’s check, or by wiring immediately available Federal Funds to the closing agent or to such bank account as SELLER shall designate to BUYER.

2.             Closing Costs.  SELLER shall pay the cost of preparation of the deed, for the release of any encumbrances of record not excepted below, any transfer tax imposed upon the SELLER by law, and the expenses of its own attorney.  BUYER shall pay all other closing costs including without limitation other taxes, recording fees, and all fees and expenses of BUYER’S attorneys.

3.             Conveyance.  SELLER agrees to convey the Property at the Closing by a duly executed, good and sufficient deed, free and clear of all encumbrances not specifically excepted in this contract.  Such conveyance shall be subject to easements, restrictions, reservations, rights of way, roadways, mineral rights or reservations, oil, gas or other mineral leases, parties in possession, leases or rights of any tenants or lessees, and all other matters which an accurate survey would show applicable to or affecting the Property.  Real Estate taxes shall be prorated to the date of Closing, with the Buyer responsible for any taxes accruing or due and payable after the Closing contemplated herein.  If BUYER desires an examination of title, BUYER shall pay costs thereof.  If upon examination of title BUYER finds flaws in title to which BUYER objects, BUYER shall report same in writing to the SELLER before the Closing or BUYER shall be deemed to have waived such objections.  SELLER shall have sixty (60) days from receipt of any such title objections to cure same, or SELLER may elect not to cure same and return the Deposit within fifteen (15) days of receipt of objections; and this Contract shall thereupon terminate.

4.             Closing.  The Closing contemplated herein shall mean the simultaneous closing of the sale by execution and delivery by SELLER of the deed to BUYER and payment by BUYER of the Purchase Price.  Closing date to be

                        , unless the date of Closing is extended in writing by mutual agreement at least ten (10) days prior to the aforesaid date.  THE PARTIES AGREE THAT TIME IS OF THE ESSENCE WITH RESPECT TO THIS CONTRACT.  The Closing shall be held at the offices of                                      ,                           ,                              ,                       unless another place is agreed upon.

5.             Deposit.  The Deposit is delivered to SELLER to evidence BUYER’s good faith. It is understood and agreed that same will be returned to the BUYER in the event SELLER does not execute this Contract.  In the event that the Closing contemplated herein occurs, the Deposit, at the closing shall be returned to BUYER or credited to the Purchase Price.  IN THE EVENT THAT THE CLOSING DOES NOT OCCUR FOR ANY REASON, WHATSOEVER, OTHER THAN THE FAULT OF THE SELLER, SELLER SHALL RETAIN THE DEPOSIT AS A MEASURE OF LIQUIDATED DAMAGES, IT BEING FURTHER UNDERSTOOD AND AGREED THAT IT WOULD OTHERWISE BE IMPOSSIBLE OR IMPRACTICABLE TO MEASURE THE ACTUAL DAMAGES CAUSED TO OR SUFFERED BY THE SELLER DUE TO THE FAILURE OF THE CLOSING TO OCCUR THIS PROVISION SHALL IN NO WAY AFFECT SELLER’S RIGHT TO RELY UPON AND TO EXERCISE ANY OTHER LEGAL REMEDIES OR RECOURSE AVAILABLE TO SELLER, INCLUDING WITHOUT LIMITATION, SPECIFIC PERFORMANCE IN THE EVENT THE CLOSING CONTEMPLATED HEREIN DOES NOT OCCUR DUE TO ANY REASON ATTRIBUTABLE TO OR DEFAULTED BY BUYER.

6.             Possession.  BUYER shall obtain possession of the Property upon the Closing of this Contract, subject to all the matters described in Paragraph 3 hereof.

7.             Acreage.  SELLER is selling the Property by the tract or parcel only, it being understood and agreed that the acreage of the Property is not guaranteed or warranted in any way by SELLER.

8.             Assignment.  This Contract shall not be assigned or encumbered, or otherwise transferred in any way, by BUYER without the prior written consent of SELLER, and shall not be recorded in any County Records or other office where public records are maintained.

9.             Bankruptcy.  SELLER shall not be obligated or under any duty to close this transaction in the event of the filing of any bankruptcy or insolvency petition or action by or against BUYER.

10.           Condition of Property.  BUYER agrees that it has inspected and is thoroughly familiar with the Properly and is acquiring the Property in its “as is” condition.  BUYER understands and agrees that SELLER has not made and makes no representations or warranties of any kind with respect to the condition of the Property or its fitness, suitability or acceptability for any particular use or purpose; and SELLER shall not be liable or any latent or patent defects therein.  SELLER shall have no obligation to repair or make any improvements to the condition of the Property prior to Closing.  THE PROPERTY MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES.  THE PROPERTY IS

SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE AUTHORITIES TO VERIFY APPROVED USES AND EXISTEINCE OF FIRE PROTECTION FOR STRUCTURES.  BUYER hereby releases SELLER and its agents, representatives and employees from any and all claims BUYER may discover after Closing that relate to:

(a)           The condition of the Property at any time, before or after Closing, including without limitation, the presence of any hazardous substances; and

(b)           Any other matter pertaining to the Property.

11.           Risk of Loss or Damage.  SELLER shall bear the risk of loss or damage to the Property and improvements thereon from any cause whatsoever, or condemnation of any portion of the Property, prior to closing.  In the event of such loss, damage or condemnation prior to closing, BUYER, at its election, may terminate this agreement.  If BUYER does not elect to terminate this agreement for said reasons, the transaction shall be closed as otherwise agreed to, without reduction in Purchase Price, unless the parties shall agree thereto.  In the event both parties are not able to agree to close without reduction in Purchase Price, or agree on any adjustment in Purchase Price, then this transaction shall terminate without any further liability of either party to the other, except that SELLER shall refund to BUYER any portion of the Purchase Price previously paid.

12.           Broker.  BUYER agrees to indemnify and hold SELLER harmless from any commission, broker’s fee, finder’s fee or other payment by reason of action by the BUYER.

13.           Acceptance of Deed.  The acceptance of the deed by BUYER shall be deemed to be a full performance and discharge of every agreement and obligation of SELLER herein contained and expressed.

14.           Effective Date.  This Contract shall become effective and in full force only when duly and properly executed, authorized and delivered by the parties hereto.

15.           Miscellaneous.  This Contract may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.  The headings in this Contract are for purposes of reference only and shall not limit or define the meanings thereof.  The terms BUYER and SELLER together with any pronoun used in connection therewith, wherever used in this Contract, shall include the singular and plural and the masculine and feminine, so far as the context may permit or require.  This Contract shall inure to and be binding upon heirs, successors and assigns of the parties hereto, subject to the terms hereof.

THIS AGREEMENT is hereby duly executed in triplicate by BUYER and SELLER on the date first above written.

BUYER:		SELLER:
JOHN HANCOCK MUTUAL LIFE
INSURANCE COMPANY
By:		By:

**************

Deliver promptly to BUYER, either manually or by registered mail, a copy hereof showing SELLER’s acceptance.

Buyer acknowledges receipt of the		Copy hereof showing Seller’s signed
foregoing instrument bearing his signature		acceptance sent Buyer by registered mail to
and that of the Seller showing acceptance.		Buyer’s above address.
Date	Buyer	(return receipt requested) on	, 19
Time	Buyer	Return receipt card received and attached
to broker’s copy 19

EXHIBIT “4A”

Confidential Information

1.             Manager and Client acknowledge that each has invested and will continue to invest considerable, effort and expense in developing techniques and strategies for timberland acquisitions, investment, management, valuation, pricing, marketing, etc., which information is proprietary and confidential, gives competitive advantage to each and will be imparted to the other and its employees during the course of this Master Agreement.  Manager and Client further acknowledge that in the absence of adequate protections for each, each party would be unwilling to enter into this Master Agreement or to share with the other and its employees the information that provides both with its competitive advantage.  Accordingly, the parties agree as follows.

2.             For purposes of and as used in this Exhibit 4A, the words and phrases below shall have the following meanings and definitions:

(a)           “Communications” shall mean all contacts and discussions, direct or indirect, written or oral, between Manager and/or one or more of its employees on the one hand and Client on the other hand concerning any and all aspects of Client’s business, which contain, incorporate or utilize Confidential Information.

(b)           “Confidential Information” shall mean and include any information, data and know-how relating to the business of Client that is disclosed to Manager and/or one or more of its employees by Client, or known by Manager and/or one of more of its employees as a result of Manager’ s relationship with Client, and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information: non-public financial information that relates to Client’s earnings, asset, asset valuations, debts, prices, profit margins, projections, budgets, tax information or other non-public financial data; pricing and purchasing strategies; details of particular transactions; marketing information, such as details about ongoing or proposed marketing programs, information about pending transactions; timberland acquisition and dispositions information, such as any compilations or lists of past, existing or prospective purchases or sales of timberland, including proposals, bids or agreements relating to purchases or sales of timberland, from or to Client (or any account or portfolio managed by Client); operations manuals, plus any information as marked “Confidential” by Client.

The term “Confidential Information” does not include (i) information that has been made generally available to the public by the act of one who has the right to disclose such information without violating any right of Client, though to the extent Client compiles or otherwise arranges such publicly available information in a unique and non-public manner, such compilation or arrangement shall constitute Confidential Information hereunder, or (ii) information substantially developed or created by Manager.

3.             Manager acknowledges that Client’s business is highly competitive and strongly dependent upon Manager and its employees, and upon confidential methods, techniques and strategies in which Manager and its employees have received or will receive extensive instruction from Client.  Manager further acknowledges that competitors are engaged in businesses similar in nature to the business of Client.  Manager further acknowledges that Manager’s and its employees’ services and relationship to Client are of a special, unique and extraordinary character and place Manager and its employees in a position of confidence and trust with access to Communications and Confidential Information.

4.             During the term of this Master Agreement, Manager agrees to hold in confidence and not to directly or indirectly copy, use, disseminate, disclose or in any manner publish any Communications or Confidential Information, except to the extent necessary for Manager to discharge responsibilities to Client.  Notwithstanding the foregoing, with respect to each item of Confidential Information that constitutes a trade secret under applicable law, the obligations of confidentiality and non-disclosure hereunder apply to the maximum extent permitted by applicable law as long as such information continues to constitute a trade secret.  The rights of Client hereunder are in addition to and not in lieu of any rights Client may have under civil or criminal law relating to protection of trade secrets.

5.             Manager shall return all written, printed or other tangible Confidential Information to Client upon termination of this Master Agreement, or upon any earlier request therefor by Client, along with all copies and abstracts of such Confidential Information.

6.             Recognizing Client’s needs to protect its legitimate business interests, and the dependency of Client’s business on the skills and expertise of Manager’s employees (as enhanced by the Confidential Information disclosed to such employees), and as further inducement to Client to enter into this Master Agreement, Manager agrees to request each of its employees whose duties require having access to Confidential Information, to execute agreements with Manager, in form and substance acceptable to Client, pursuant to which each such employee individually agrees to be bound by and comply with the covenants set forth in paragraphs 4 and 5 above with respect to Manager with the following modifications:

(a)           the covenants set forth in paragraph 4 shall be limited to the shorter of the term of this Master Agreement or each employee’s employment with Manager (except with respect to trade secrets which shall continue as set forth therein); and

(b)           each employee of Manager that has had access to Confidential Information shall agree to return all Confidential Information to Manager upon termination of said employee’s employment with Manager.

7.             Manager agrees to defend, indemnify and hold harmless Client and its directors, officers, employees, agents, affiliates, successors and assigns, from and against any and all claims, obligations, losses, damages, liabilities, costs and expenses of any kind or nature (including without limitation) (i) reasonable attorneys’ fees and expenses, (ii) attorneys fees and expenses necessary to enforce its right to indemnification hereunder, whether accrued, absolute, contingent, known, unknown, or otherwise asserted against, imposed upon or incurred by Client or any of its directors, officers, employees, agents, affiliates, successors or assigns or for which any of the above is liable, by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of (i) the breach by any employee or former employee of Manager of the terms of any agreement described above entered into between Manager and such employee or employees and (ii) any acts or omissions of any employees) or of Manager that would constitute a violation of any agreement described above had such been entered into between Manager and such employee(s).

8.             It is the intention of the parties hereto that the provisions of this Exhibit 5A shall be enforced to the fullest extent permissible under the laws or policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability or invalidity of any provision hereof (or the modification thereof to conform with such laws or public policies) shall not render unenforceable or impair the remainder of this Exhibit 4A, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.  Manager hereby consent to and affirmatively requests that this Exhibit 4A be reformed to the extent necessary to allow for its enforcement.  This Exhibit 4A shall be governed by the laws of the Commonwealth of Massachusetts, without reference to conflicts of law.

9.             Manager agrees and acknowledges that the restrictions contained in this Exhibit 4A are reasonable and necessary in order to protect valuable proprietary assets, goodwill and business of Client and that the restrictions will not prevent or unreasonably restrict Managers business activities.

10.           Manager acknowledges that any violation or threatened violation of the restrictions contained herein would cause irreparable harm to Client and that damages at law would be inadequate.  Manager therefore agrees that in the event of any breach or threatened breach of the provisions of this Exhibit 4A by Manager, Client shall be entitled to preliminary and permanent injunctive relief, without bond, in addition to any other remedy which it may have at law or in equity.